COCA-COLA PLAZA
ATLANTA, GEORGIA

MARK PREISINGER ASSISTANT VICE PRESIDENT AND DEPUTY SECRETARY DIRECTOR OF SHAREOWNER AFFAIRS	ADDRESS REPLY TO: P.O. BOX 1734 ATLANTA, GA 30301 404-676-6616 FAX 404-515-0358

April 8, 2004

Dear Shareowner:

We are contacting you to bring your attention to recent proxy voting recommendations by Institutional Shareholder Services (ISS) for two items contained in The Coca-Cola Company's 2004 proxy statement.

We ask for your consideration of the following information before voting your Coca-Cola shares on these two proxy items. Upon your review of this information, we encourage you not to follow the ISS recommendation on these two items.

1)    ISS Recommendation on Director Warren Buffett

ISS has recommended a withhold vote for Warren Buffett based on their determination that he is an affiliated outsider and sits on the Audit Committee of the Board.

Mr. Buffett's independence is consistent with the standards set by the New York Stock Exchange (NYSE), and our Company is an NYSE listed company. ISS is using NASDAQ independence standards in its analysis of NYSE listed companies. We disagree with their analysis.

Mr. Buffett is a man with an eminent reputation for integrity and his effectiveness as an audit committee member is widely regarded. Given his substantial ownership in our Company, there are few people more closely aligned with the interests of our shareowners.

We think our investors would seriously question our judgment if we were to forfeit Mr. Buffett's counsel based only on a definition of independence promulgated by a stock exchange where our shares are not listed

We encourage you to vote FOR Mr. Buffett.

2)    Shareowner Proposal to Separate the Chairman and CEO Positions

ISS has recommended a vote FOR a shareowner proposal to separate the Chairman and CEO positions.

ISS's own voting guidelines allow for the combined positions if a company has "a designated lead director, or someone performing a similar role, to counterbalance a combined chairman/CEO role." ISS has also clarified a broad set of duties for which that person would be responsible.

The Coca-Cola Company Board clearly satisfies the both spirit and intent of ISS's new policy position on the issue of separating the Chairman and CEO positions. The Coca-Cola Company has a strong countervailing governance structure in place, in line with ISS criteria, that provides a satisfactory counterbalance to the combined Chairman and CEO post. A comparison of the ISS policy with the following information about our governance structure will demonstrate this.

The chairman of the Committee on Directors and Corporate Governance of the Board performs a role like that of a lead director. In fact, the chairman of this committee not only has clearly delineated duties which line up with ISS criteria for a lead director, but also has a broader set of duties that go beyond the ISS criteria.

Specifically, the chairman of the committee:

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  Is recommended for chairmanship of the committee by and from the independent Board members

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  Presides at all meetings of the Board at which the Chairman is not present, including executive sessions

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  Reviews agendas for committee meetings and the Board as a whole

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  With other committee heads develops and approves meeting schedules to assure sufficient time for all agenda items

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  Can call meetings of independent directors

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  Is available to meet directly with major shareowners if appropriate

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  Independently, and in concert with the Corporate Secretary, sends information to the Board

Further, the chairman of the committee:

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  Oversees succession planning for the CEO and other senior officers

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  Oversees evaluation of CEO performance and reports to the Board

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  Leads annual review of Board performance

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  Oversees the committee's recommendations for director nominees and directors for committees

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  Leads reviews and approval of related party transactions

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  Leads ongoing review of corporate governance guidelines

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  Leads review of director compensation

We believe this broad set of duties performed by this committee chair provides a satisfactory counterbalance to the combined Chairman and CEO post.

Also, as required in the ISS guidelines, our Board is 2/3 independent, all key committees are independent and governance guidelines are established.

Finally, we note that our existing governance structure allows the Board to separate the Chair and CEO positions when they believe circumstances warrant it and shareowners would be better served. It does not, however, mandate one particular leadership structure over another as does this proposal.

For these reasons we encourage you to vote AGAINST this proposal.

The charter for the Committee on Directors and Corporate Governance and our governance guidelines are publicly available on our website at www.coc-cola.com.

                      Sincerely,

                      /s/ Mark Preisinger